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                         SEQUA CORPORATION & SUBSIDIARIES          Exhibit 11.1
CALCULATION OF PRIMARY EARNINGS PER SHARE AND FULLY DILUTED EARNINGS PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31,
                 (Amounts in thousands, except per share data)
                                                   1995       1994     1993
                                                   ----       ----     ----
Primary
-------
Earnings
 Income (loss) before extraordinary item        $  8,779   $(24,695) $(55,458)
   Preferred dividend requirements                (3,165)    (3,163)   (3,163)
                                                --------   --------  --------
 Income (loss) before extraordinary item
   applicable to common stock                      5,614    (27,858)  (58,621)
 Extraordinary loss                                 -        (1,083)   (8,524)
                                                --------   --------  --------
 Net income (loss) applicable to common stock   $  5,614   $(28,941) $(67,145)
                                                ========   ========  ========

Shares
 Common and common equivalent shares               9,867      9,722     9,655
                                                ========   ========  ========

Primary earnings (loss) per common share
  Income (loss) before extraordinary item       $    .57   $  (2.87)$  (6.07)
  Extraordinary loss                                 -         (.11)    (.88)
                                                --------    -------  -------
  Net income (loss)                             $    .57   $  (2.98) $  (6.95)
                                                ========   ========  ========

Fully Diluted
-------------
Earnings
  Income (loss) before extraordinary item       $  8,779   $(24,695) $(55,458)
  Extraordinary loss                                -        (1,083)   (8,524)
                                                --------   --------  --------
  Net income (loss)                             $  8,779   $(25,778) $(63,982)
                                                ========   ========  ========

Shares
  Common and common equivalent shares             10,705     10,559    10,493
                                                ========   ========  ========

Fully diluted earnings (loss) per common share (a)
  Income (loss) before extraordinary item        $    .82  $  (2.34) $  (5.29)
  Extraordinary loss                                  -        (.10)     (.81)
                                                 --------  --------   -------
  Net income (loss)                              $    .82  $  (2.44)  $  (6.10)
                                                 ========  ========   ========

Shares
------

  Weighted average common shares outstanding        9,867     9,722      9,655
  Preferred stock assumed to be converted             838       837        838
                                                 --------  --------   --------
  Common and common equivalent shares              10,705    10,559     10,493
                                                 ========  ========   ========


(a) Fully diluted earnings per share calculation is anti-dilutive; therefore, fully diluted earnings per share have not been presented in the Consolidated Statement of Income.

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